Exhibit 99.3
Kantaro Tomiyama President & CEO of TOMY Company, Ltd. Presentation on Acquisition of RC2 Corporation March 11, 2011

Background of the Acquisition Overview of RC2 Acquisition Synergies Overview of the Acquisition and Financial Impact

Background of the Acquisition "Re-Engineering and Globalization" We have formulated a medium term plan, designating FY2009 to FY2012 as our "4 Years of Re-engineering and Globalization" In FY2009, Tomy focused on key management issues: strengthening consolidated business management, improving profitability independent of sales growth, strengthening our overseas business and promoting structural reform and profit enhancement initiatives to achieve our highest profit since the merger of Takara and Tomy Key step to realize our vision of sustainable mid/long-term growth "Growth" The acquisition will provide Tomy access to RC2's broad global platform, including a powerful global distribution network, a stable of exceptionally strong brands and an outstanding management team This would be our first significant step to realizing our vision of sustainable growth as a true global player

Our First Significant Step to become a True Global Player Tomy: Regional Sales Breakdown Tomy: Proforma Regional Sales Breakdown Tomy will be the only toy company to operate across such a broad range of geographic regions, including Europe, China, Southeast Asia and Australia, while continuing to focus on our key markets of North America and Japan, the #1 and #2 toy markets in the world Share Japan 0.826 Asia 0.044 North America 0.06 Europe 0.066 Others 0.004 Share Japan 0.69 Asia 0.04 North America 0.17 Europe 0.08 Australia 0.02 Int’l Sales ratio: 17% Int’l Sales ratio: 31% Note: FX rate USD1 = JPY82 Used FYE March 2010 figures for Tomy and FYE December 2009 figures for RC2 for the above breakdown Above percentage represent the sum of the financials for both companies and do not include any consolidation adjustments

Our Post-Acquisition Group Infrastructure Note:^ (1)^FX rate USD1 = JPY82 (2)^Above percentage represent the sum of the financials for both companies and do not include any consolidation adjustments Share Tomy 0.29 RC2 0.71 ^^ 0.16 ^^ 0.08 Share Tomy 0.7 RC2 0.3 ^^ 0.16 ^^ 0.08 Share Tomy 0.99 RC2 0.01 ^^ 0.16 ^^ 0.08 North America Europe Asia including Japan Share Tomy 0.16 RC2 0.84 ^^ 0.16 ^^ 0.08 Australia

Backgrounds Overview of RC2 Acquisition Synergies Overview of the Transaction and Financial Impact

RC2 Overview Corporate name: RC2 Corporation ("RC2") Year of incorporation: 1996* (*RCI Group and RCL Group, the predecessors of RC2, were incorporated in 1989) Location: Illinois, USA Business description: Producer and marketer of toys and collectible products for infants/children and adults Operating area: US, Europe (including UK, Germany, France), Australia, HK and China Employees: 720 (as of December 31, 2010) Key Brands: Learning Curve, The First Years, Lamaze, Chuggington, John Deere, ERTL, Johnny Lightning, Take & Toss

RC2 Products and Brands Preschool, Youth & Adult (PYA) Mom, Infant & Toddler (MIT) FY2010 Sales: $231.9M (54.3% of total business) FY2010 Sales: $195.5M (45.7% of total business) Thomas & Friends Chuggington Dinosaur Train John Deere Johnny Lightning Learning Curve The First Years Lamaze Infant Development System JJ Cole Collections

JPY26.1bn (360) JPY5.0bn (68) JPY0.7bn (257) JPY2.4bn (35) RC2's Operating Regions Note:^ (1) Figures in parentheses are number of employees (2) FX rate USD1 = JPY82 North America Europe Asia Australia

^^^^ ^^^ 12/1/2008 62.4 0.143 12/1/2009 65.2 0.155 12/1/2010 66.4 0.155 12/1/2008 12/1/2009 12/1/2010 ^^? 437 421 427 Finance Performance of RC2 Net Sales Adjusted EBITDA(1) *Right axis: EBITDA Margin Note:^ (1)^EBITDA numbers represent the Adjusted EBITDA shown on RC2's 10-K Stable cash flow generation over the last three fiscal years

RC2 Management Curtis W. Stoelting (CEO) Peter Henseler (President) Curtis W. Stoelting has been the CEO of RC2 since 2003 Prior to his current position, he led RC2's Finance and Operations Group as the Executive Vice President, and COO of the same group Prior to joining RC2 in 1994, he worked at Arthur Andersen Peter Henseler has been the President of RC2 since 2002 Prior to his current position, he led RC2's Sales and Marketing Group as the Executive Vice President Prior to joining RC2 in 1996, he led the marketing division of various companies including McDonald's and Hasbro

Backgrounds Overview of RC2 Acquisition Synergies Overview of the Transaction and Financial Impact

Acquisition Synergies 2. Strengthened global brand development at both companies 3. Enhanced manufacturing / development systems 4. Access to global talent / establishment of global structure 1. Access to a complementary global distribution network centered around North America

Acquisition Synergies (1/4) 1. Access to a complementary global distribution network centered around North America Europe Increased efficiency through the combination of our distribution networks Japan & Asia Utilize Tomy's distribution network and expedite growth in Asia North America Utilize RC2's distribution network along with the existing distribution channel of Hasbro Increased Sales through Integrated BOP(1) Develop a powerful distribution base in the major global toy markets Note:^ (1)^"BOP" stands for "Best Operation Practices"

2. Strengthened global brand development at both companies Able to strengthen the MIT segment in particular Able to increase sales of Tomy products in North America, RC2's growth in Asia by utilizing our distribution network, and development of business platform in Europe though combined distribution networks Tomy RC2 Vehicle Tomica, Plarail Chuggington Nursery & Preschool TOMY branded toys developed in Europe The First Years Boys New products developed by both companies New products developed by both companies Girls Licca and new products developed by both companies Licca and new products developed by both companies Acquisition Synergies (2/4)

3. Enhanced manufacturing / development systems Development and production systems for designated products Overseas products: Utilize RC2's distribution development / manufacturing systems Domestic products: Utilize Tomy's distribution development / manufacturing systems Regional production for designated products China vs. Thailand vs. Vietnam Enhanced manufacturing system through integrated BOP Improved efficiency through integrated shipping from the main production center China and China office integration for both companies Acquisition Synergies (3/4)

Acquisition Synergies (4/4) Able to work hand in hand with a proven management team in the global toy business Fine tune management / business systems and accelerate our globalization efforts 4. Access to global talent / establishment of global structure Significant development opportunities for employees from exchanges across the combined organization

Toward Early Realization of Integration Synergies Integration team for expediting synergy effects Monitoring of entire integration process Approval of the integration plan Making decisions on practical matters regarding integration (Integration Project Manager) Management on progress of the integration project Serving as a hub for the integration project related information Coordination of work by each task force Consultation/coordination with the Steering Committee on decision-making Corporate Planning & Strategy Team Production & Development Team Europe Team Marketing Team Business Expansion Team Finance & Accounting Team System Integration Team HR Team Task Force Teams Project Management Office (PMO) Steering Committee Active Support

Backgrounds Overview of RC2 Acquisition Synergies Overview of the Acquisition and Financial Impact

Overview of the Acquisition (1/2) Tender Offer Price Acquisition Structure Acquisition Finance $27.90 per share 30.9% premium to 3 month average(1) Approximate transaction value of $640mn Tender Offer Expected launch of the Tender Offer at the end of March 2011 After the closing of the Tender Offer, necessary procedures will be taken to make RC2 a wholly owned subsidiary of Tomy Approval by the members of RC2's Board of Directors voting on the transaction Long-term loan:JPY50bn Regarding financing schemes, in view of business conditions, our financial position and market trends, we have determined that it will be optimal to secure stable, low cost funding over the medium and long term JPY/USD-denominated syndicated loans are being prepared by a syndicate of banks led by SMBC Note:^ (1)^As of March 9, 2011

Proforma Financials Proforma sales of two companies exceed JPY200bn and it is our first significant step to becoming one of the largest global players in the toy market Note:^ (1)^FX rate USD1 = JPY82 (2)^Above figures represent the sum of the financials for both companies and do not include any consolidation adjustments

Overview of the Acquisition (2/2) P&L Impact Details regarding the synergy impact and goodwill amortization will be disclosed subsequently Based on our preliminary estimates, increased FY2011 EPS after goodwill amortization even after various transaction costs Expected to announce the new mid-term management plan incorporating impact from the acquisition in FY2011 Stable dividend distribution would be maintained Develop synergy impact from the acquisition in order to contribute to shareholder return Return to Shareholders

Important Information The tender offer to which this presentation relates has not yet commenced, and this presentation is neither an offer to purchase, nor a solicitation of an offer to sell any securities. Stockholders of RC2 are advised to read the Tender Offer Statement on Schedule TO, the offer to purchase and any other documents relating to the tender offer that are filed with the Securities and Exchange Commission (the "SEC") when they become available because they will contain important information. Stockholders of RC2 may obtain copies of these documents for free, when available, at the SEC's website: www.sec.gov. or at Tomy's website at www.takaratomy.co.jp/release/ir/index.html.